Exhibit 99.3
eResearchTechnology , Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Financial Information
          The accompanying unaudited pro forma condensed combined financial statements present the historical financial information of eResearchTechnology, Inc. (“ERT” or the Company) as adjusted for the purchase of Covance Cardiac Safety Services, Inc. (“CCSS”) using the purchase method of accounting.
          The accompanying unaudited pro forma condensed combined balance sheet presents the historical financial information of ERT as of September 30, 2007, as adjusted for the purchase of CCSS as if the acquisition had occurred on September 30, 2007.
          The accompanying unaudited pro forma condensed combined statements of earnings for the nine months ended September 30, 2007 and the year ended December 31, 2006, combines the historical financial information of ERT for the nine months ended September 30, 2007 and the year ended December 31, 2006 with the historical information of CCSS for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, as if the acquisition had occurred on January 1, 2006.
          The Company will account for the acquisition using the purchase method of accounting. As such, the Company will record the assets (including identifiable intangible assets) and liabilities of CCSS at their estimated fair value as of the date of acquisition. The difference between the purchase price and the estimated fair value of CCSS net assets and liabilities will result in goodwill. The estimated $14 million of contingent consideration for the acquisition, discussed in the Current Report on Form 8-K dated December 4, 2007 and in the Transaction Summary below, will not be recorded as additional purchase price unless and until such time that the Company concludes that it is determinable beyond a reasonable doubt that the consideration is owed.
          Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded may differ from the information presented in these unaudited pro forma condensed combined financial statements. The impact of any integration activities incurred by the Company in post-acquisition periods could also cause material differences from the information presented below.
          The unaudited pro forma condensed combined financial statements have been prepared by management, based upon the historical financial statements of ERT and CCSS. The pro forma condensed combined financial statements are for illustrative purpose only and may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. You should not rely on this information as being indicative of future consolidated results after the acquisition. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of ERT which have been previously filed with the Securities and Exchange Commission, and with the historical financial statements of CCSS as of December 31, 2006 and 2005 and for the nine months ended September 30, 2007 and the year ended December 31, 2006, included elsewhere in this filing.

eResearchTechnology, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2007
(In thousands)

	eResearchTechnology,			Pro forma	Pro forma
	Inc.	CCSS		Adjustments	Combined

Assets
Current Assets:
Cash and cash equivalents	$27,198	$—		$—	$27,198
Short term investments	43,591	—	a	(35,800)	7,791
Accounts receivable, net	21,790	5,352		—	27,142
Deferred income taxes	913	212	b	(212)	913
Prepaid income taxes	754	—		—	754
Prepaid expenses and other current assets	3,613	372		—	3,985

Total Current Assets	97,859	5,936		(36,012)	67,783

Property and equipment, net	33,127	7,982	c	(5,536)	35,573
Goodwill, net	1,212	14,240	d	11,718	27,170
Intangibles	—	—	e	4,000	4,000
Long-term investments	244	—		—	244
Deferred income taxes	—	490	b	1,770	2,260
Other assets	311	64		—	375

Total Assets	$132,753	$28,712		$(24,060)	$137,405

Liabilities and Stockholder’s Equity
Current Liabilities:
Accounts payable and accrued liabilities	$7,473	$2,275		$—	$9,748
Income taxes	966	—		—	966
Current portion of lease obligations	1,621	—		—	1,621
Deferred revenues	12,415	—		—	12,415

Total Current Liabilities	22,475	2,275		—	24,750
Deferred income taxes	2,203	—		—	2,203
Capital lease obligations, excluding current portion	66	—		—	66
Long-term portion of due to related parties	—	13,990	f	(13,990)	—
Other liabilities	—	277	g	2,100	2,377

Total Liabilities	24,744	16,542		(11,890)	29,396

Stockholder’s Equity:
Common stock	589	49	h	(49)	589
Additional paid-in capital	87,331	735	h	(735)	87,331
Accumulated other comprehensive income	1,961	—		—	1,961
Retained earnings	80,318	11,386	h	(11,386)	80,318
Treasury stock	(62,190)	—		—	(62,190)

Total Stockholder’s Equity	108,009	12,170		(12,170)	108,009

Total Liabilities and Stockholder’s Equity	$132,753	$28,712		$(24,060)	$137,405

eResearchTechnology Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Earnings
For the Year Ended December 31, 2006
(In Thousands, except per share amounts)

	eResearchTechnology,			Pro forma	Pro forma
	Inc.	CCSS		Adjustments	Combined

Net revenues	$86,368	$30,875		$—	$117,243

Cost of revenue	44,538	20,798	i	(43)	65,293

Gross margin	41,830	10,077		43	51,950

Selling and marketing	11,051	3,595		—	14,646
General and administrative	14,668	4,035		—	18,703
Research and development	4,146	—		—	4,146

Total costs and expenses	29,865	7,630		—	37,495

Income from operations	11,965	2,447		43	14,455

Interest income (expense)	1,250	(535)	j	(575)	140

Income before taxes	13,215	1,912		(532)	14,595

Income tax provision (benefit)	4,905	690	k	215	5,810

Net income	$8,310	$1,222		$(747)	$8,785

Basic net income per share	$0.17				$0.18

Diluted net income per share	$0.16				$0.17

Shares used to calculate basic net income per share	49,474				49,474

Shares used to calculate diluted net income per share	51,485				51,485

eResearchTechnology, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Earnings
For the Nine Months Ended September 30, 2007
(In thousands, except per share amounts)

	eResearchTechnology,			Pro forma	Pro forma
	Inc.	CCSS		Adjustments	Combined

Net revenues	$69,789	$18,689		$—	$88,478

Cost of revenue	34,932	14,575	i	(1,113)	48,394

Gross margin	34,857	4,114		1,113	40,084

Selling and marketing	8,079	2,992		—	11,071
General and administrative	8,915	2,577		—	11,492
Research and development	3,155	—		—	3,155

Total costs and expenses	20,149	5,569		—	25,718

Income from operations	14,708	(1,455)		1,113	14,366

Interest income (expense)	1,703	(441)	j	(392)	870

Income before taxes	16,411	(1,896)		721	15,236

Income tax provision (benefit)	6,318	(679)	k	598	6,237

Net income (loss)	$10,093	$(1,217)		$123	$8,999

Basic net income per share	$0.20				$0.18

Diluted net income per share	$0.20				$0.17

Shares used to calculate basic net income per share	50,430				50,430

Shares used to calculate diluted net income per share	51,681				51,681

eResearchTechnology, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Transaction Summary:
     On November 28, 2007, eResearchTechnology, Inc. (the “Company” or ERT) completed the acquisition of Covance Cardiac Safety Services Inc. (CCSS) pursuant to the Share Purchase Agreement among Covance Central Laboratory Services Limited Partnership, CCSS and Covance Inc. Also, the Company entered into the Exclusive Marketing Agreement (the Marketing Agreement) with Covance under which Covance agreed to offer the Company’s centralized cardiac safety services to Covance’s clients, on an exclusive basis, for a period of 10 years.
     CCSS is engaged primarily in the business of processing electrocardiograms in a digital environment as part of clinical trials of pharmaceutical candidates to assure patient safety. Under the terms of the Purchase Agreement, the Company purchased all of the outstanding shares of capital stock of CCSS in consideration of an upfront cash payment of $35.2 million plus additional cash payments of up to approximately $14 million, based upon the Company’s potential realization of revenue from the backlog transferred and from new contracts secured through Covance’s marketing activities. The final net proceeds to Covance are further subject to certain post-closing working capital adjustments. As was previously reported, under the terms of the Marketing Agreement, Covance is obligated to use the Company as its exclusive provider of centralized cardiac safety services, and to offer these services to Covance’s clients, on an exclusive basis, for a 10-year period. Under the terms of the Marketing Agreement, the Company is required to pay Covance a fee for revenue received by the Company during each calendar year of the 10-year term, based primarily on referrals made by Covance under the Marketing Agreement. The Marketing Agreement does not restrict the Company’s continuing collaboration with its other key Clinical Research Organizations, Phase I, Academic Research Center and other strategic partners.
     The Company’s plan is to fully integrate the operations of CCSS into that of the Company’s existing operations. It will do so by merging CCSS’s Reno, Nevada based operations into ERT’s existing operations in Philadelphia, Pennsylvania or Peterborough, United Kingdom. In so doing, the Company has announced it will close the operations in Reno in late 2008. Costs identified at the date of the acquisition as part of this closing, are estimated to be as follows (in millions):

Severance	$1.2
Lease costs	.9
     In accordance with Emerging Issues Task Force No. (EITF) 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, these amounts have been recognized as a liability as of the date of the acquisition and included in the cost of the acquisition.
     Other costs such as stay pay incentive arrangements and other related period costs associated with the closing of the Reno location will be expensed in the period when such costs are incurred. The stay pay incentive arrangements costs estimated to be $2.1 million will be recognized as expense over the required service period of the employee.

2. Preliminary Purchase Price Allocation
     In accordance with Statement of Financial Accounting Standards No. (FAS) 141, the purchase consideration of $35.2 million and approximately $600,000 of acquisition costs has been allocated to the assets acquired and the liabilities assumed, including identifiable intangible assets, based upon their respective fair values at the date of acquisition. The fair values were determined using an independent third party appraisal firm. Such allocations resulted in goodwill (including assembled workforce) of approximately $26 million. These allocations are preliminary and are subject to final working capital adjustments and pending finalization of these allocations. The purchase consideration has been allocated as follows (dollars in thousands):

Estimated Fair Value
Property and equipment	$2,446
Acquired intangibles	4,000
Deferred tax assets	2,260
Assembled workforce	1,800
Goodwill (excluding workforce)	24,158
Accrued liabilities (relating to severance and lease costs)	(2,100)
Other net assets acquired	3,236

Total	$35,800

The total purchase price consideration was paid with cash.
A summary of the acquired intangible assets and their estimated useful lives is as follows (dollars in thousands):

	Estimated		Estimated
Acquired Intangibles	Fair Value		Useful life
Signed Backlog	$1,800	*	3
Unsigned Backlog	100	*	3
Customer Relationships	1,700		10
Technology	400		1

Total	$4,000

____________
* The Signed Backlog and Unsigned Backlog will be amortized over three years on an accelerated basis.

3. Pro Forma Adjustments

The following pro forma adjustments have been made in the Unaudited Pro Forma Condensed Combined Balance Sheet:
a.	Adjustment to record $35.2 million cash consideration paid to Covance, Inc. and $600,000 for transaction costs.

b.	Adjustment to eliminate and record deferred taxes due to the acquisition. Elements of this item are the elimination of $212,000 and $490,000 of current and non current deferred taxes from CCSS’s historical balance sheet and the recording of a deferred tax asset of $2.3 million from the book tax differences associated with the acquired net assets of CCSS.

c.	Adjustment to record the difference between the fair value and the historical carrying value of property and equipment principally related to the fair value of software.

d.	Adjustment to eliminate CCSS’s historical goodwill ($14.2 million) and to record the goodwill and assembled workforce of approximately $26 million.

e.	Adjustment to record acquired intangible assets which include signed backlog, unsigned backlog, customer relationships (which includes the marketing agreement) and technology. The fair value of these assets is approximately $4.0 million

f.	Adjustment to record the forgiveness of the intercompany related party liabilities from CCSS to its parent company, Covance, Inc.

g.	Adjustment to reflect the estimated liabilities for severance and lease costs associated with the move of CCSS operations from Reno, Nevada to ERT operations.

h.	Adjustment to eliminate CCSS’s historical equity.
The following pro forma adjustments have been made in the Unaudited Pro Forma Condensed Combined Statements of Earnings:
i.	Adjustment to record a reduction in depreciation of $1,848,000 and $1,526,000 for the acquired fair value of property and equipment and to record amortization expense of $1,805,000 and $413,000 for the acquired intangible assets for the year ended December 31, 2006 and for the nine months ended September 30, 2007, respectively.

j.	Adjustment to eliminate intercompany interest expense of $535,000 for the year ended December 31, 2006 and $441,000 for the nine months ended September 30, 2007 and adjust for foregone interest income of $1,110,000 for the year ended December 31, 2006 and $833,000 for the nine months ended September 30, 2007 due to the cash payment for the acquisition (tax-free interest earned at an average rate of 3%).

k.	Adjustment to taxes for the effect of the acquisition. The expected tax rate for ERT is assumed to be at the historic effective rate.